Exhibit 5.1

March 29, 2023

American Battery Technology Company 100 Washington Street, Suite 100

Reno, NV 89503

Re: Common Stock and Warrants registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to American Battery Technology Company, a Nevada corporation (the “Company”), in connection with the Securities Purchase Agreement dated March 29, 2023 (the “Purchase Agreement”) by and between the Company and the purchasers signatories thereto (the “Purchasers”), relating to the sale by the Company to the Purchasers of 14,285,715 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, Series A common stock purchase warrants to purchase up to an aggregate of 14,285,715 shares of common stock (the “Series A Warrants”), Series B common stock purchase warrants to up to an aggregate of 14,285,715 shares of common stock (the “Series B Warrants”), and warrants to the placement agent to purchase up to 857,143 shares of the Company’s common stock (the “Agent Warrants,” collectively with Series A Warrants and Series B Warrants, as the “Warrants”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Articles of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended;

3. The Purchase Agreement;

4. The form of Warrants;

5. Registration Statement on Form S-3 (Registration No. 333-252492) as filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 28, 2021 (as such registration statement became effective on March 15, 2021, the “Registration Statement”) pursuant to the Securities Act;

6. The prospectus supplement filed with the Commission on March 31, 2023. pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated March 15, 2021; and

7. Written consent of the Board of Directors of the Company approving the Purchase Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Nevada and we express no opinion as to the effect on the matters covered by the laws of any other jurisdictions.

Based upon and subject to the foregoing, we are of the opinion that (i) when the Shares have been delivered to and paid for by the Purchasers as contemplated by the Purchase Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable, (ii) the Warrants as described in the Prospectus Supplement have been duly authorized, and, provided that the Warrants have been duly executed by the Company and duly delivered to the Purchasers thereof as described in the Prospectus Supplement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) the shares of common stock issuable upon exercise of the Warrants have been duly authorized and when issued and delivered by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW